Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

ACRI CAPITAL MERGER SUB I INC.

November 13, 2023

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. Name. The name of the Corporation is “Acri Capital Merger Sub I Inc.”.

2. Registered Office and Registered Agent. The Registered Office of the corporation in the State of Delaware is located at 108 W. 13th Street, Suite 100 Wilmington, DE 19801, New Castle County. The name of the Registered Agent at such address upon whom process against this corporation may be served is Vcorp Agent Services, Inc., 108 W. 13th Street, Suite 100 Wilmington, DE 19801, New Castle County.

3. Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 10,000 shares of common stock with a par value of $0.0001 per share.

5. The name and mailing address of the incorporator are as follows:

“Joy” Yi Hua

13284 Pond Springs Rd, Ste 405

Austin, Texas

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first above written.

By:	/s/ “Joy” Yi Hua
Incorporator
Name:	“Joy” Yi Hua